EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 (No. 33-55177) of Oakwood Homes Corporation of our report dated October 31, 1995 appearing on page 36 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Proxy Statement/Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Information".




PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
December 26, 1995